Advance to Slide 6

MARKIN:

Before I begin my prepared remarks I would like to recognize members of the Executive Management team who are at the meeting today. They are:

Erik Jensen - Vice President of Global Marketing and Business Development, Ron Way- Director of Operations, Nicole Vespone – Director of Quality and Regulatory Affairs, Dr. Edward Ashton – Chief Scientific Officer, Dr. Jon Riek – Chief Technology Officer, and Colin Rhodes – Vice President Software Development. Molly and I get the opportunity to talk directly with you about the company, working with us are a very talented and dedicated team of people who work every day to meet the needs of our customers while building long term value in the company.

Advance to Slide 7

Molly and I will be splitting today’s discussion. First I will provide some background as to who we are as a company, especially for people in the audience who may be new to the company.

Then I will talk about the two businesses we are focused on; the clinical trials business which delivers all of our sales today and then I will review the status of our entry into personalized medicine. Molly will take us through a financial review of the 2nd quarter, along with a historical summary of our performance, as well as an update on our 2013 outlook.

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I will then provide a review of our approach to maintaining our listing on NASDAQ, some comments on our stock price, and then an update on our CFO recruitment process. We will then conduct a short Q&A session.

We will be reading our prepared remarks which will be released publicly following the meeting.

I would ask that you hold any questions you have until the end of our prepared remarks.

Advance to Slide 8

Within the discussion on the clinical trials business the focus will be on:

•	A General Overview of the business

•	Some highlights of our second quarter results

•	Our 2013 Business Imperatives for this segment of the business

Advance to Slide 9

As I review our performance in the clinical trials segment it needs to be done within the context of what we committed to at last year’s annual meeting. As a reminder they were:

•	Address the overall slowdown in new project awards

•	Increase the effectiveness/sales through the PPD channel

•	Deliver infrastructure and technology investments required to deliver effectively on Phase III studies .

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Advance to Slide 10

I am very happy to say we have made progress across each area.

But I want to underscore here, and I will make this point in other areas of the presentation, while we are happy with our progress we still have a lot more work to do to get the company back to growth and to position us adequately for the future.

Now let me give a short overview of the business and then I will talk more specifically about our 2nd quarter achievements.

Advance to Slide 11

Fundamentally our Mission, and that of our clients, is to improve the lives of those impacted by disease and disability. Some of these diseases impact lifestyle and quality of life like Arthritis, while some are life threatening or life altering like cancer or Alzheimer’s. I think we can all relate to these impacts on a very personal level. I know that our employees do on a daily basis. And it drives us to do the very best we can on each study.

Advance to Slide 12

As I said earlier our business focus is centered on two distinct segments. First I will review our participation in the Drug development industry and during the 2nd half of my prepared remarks I will discuss the status of our entry into the emerging business of personalized medicine.

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Advance to Slide 13

In the greater than 13 years we have been addressing the clinical trial market we have supplied many of the world’s leading pharmaceutical, biotech, and device companies with a full suite of medical imaging analysis services generating:

•	A strong reputation doing business with 12 of the top 15 global pharmaceutical and Biotech companies

•	During this time we have accrued some very significant assets including:

•	A leading technology and Scientific position in quantitative imaging

•	A business model that is capable of generating cash

•	Strategic Alliance with PPD which we still believe will significantly drive business growth and awareness

Advance to Slide 14

The ultimate goal of our customers in the clinical trials business is to discover and commercialize new therapies to impact these life threatening or life altering diseases. These large Pharmaceutical companies come to organizations like ours to use medical imaging technologies to tell them if patients that are participating in their clinical trials are responding to these new drugs and if the drugs are working as intended.

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We are the premier provider of quantitative image-based solutions to these companies offering:

•	An integrated solution delivered as a series of services that manage the imaging portion of these trials from inception to data submission

•	Highly automated quantitative analysis vs. conventional qualitative radiologist driven analysis utilized by others in the industry. Using software algorithms to measure very precisely biological structures and processes in a repeatable fashion with much lower variability than what can be accomplished by radiologists alone. We have a world class customer base, doing business with 12 of the 15 leading pharmaceutical, biotechnology and medical device companies

Advance to Slide 15

Now let me move the discussion to some comments on our second quarter and year to date results.

Advance to Slide 16

From a financial perspective we had a good 2nd quarter of 2013 versus the 2nd quarter of 2012.

•	Our revenue was up 14%

•	Gross margin was up 20%, an even greater percentage than the growth in revenue signaling increasing levels of efficiency as our volume grows

•	And ultimately this performance flowed to the bottom line with a swing of +$400K in EBITDA delivering positive cash and income for the quarter.

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As we said in our financial release the quarter was positively impacted by a significant one time study that will not be recurring.

Nonetheless, from an individual quarter perspective it was a very positive quarter financially for us.

Advance to Slide 17

From a sales perspective we have had an intense focus on driving awards for new studies. This was a discussion topic at last year’s annual meeting and it’s a topic we have reviewed at each of our quarterly investor calls.

I am pleased to say that the actions we put in place are beginning to demonstrate a rebound with:

•	New study awards to date in 2013 approaching $16M a greater than 240% increase over the equivalent period in 2012
•	New study awards through the PPD channel were a strong contributor to this performance representing approximately 40% of our 2013 awards
•	Of further note we have been awarded business from 10 new clients which demonstrates the market reach we are seeing through our direct sales team in combination with our indirect efforts through PPD’s sales team.
•	A very good trend, albeit coming off a weak 2012
•	And as I stated earlier more work still needed to position the company for success

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Advance to Slide 18

As I mentioned earlier, during the quarter we delivered on a very large Oncology study. This project was noteworthy from multiple perspectives.

The first being a very compressed timeline, namely 6 weeks, as the completion of the analysis was on the critical path for regulatory submission by the client.

This was not a trivial undertaking as upwards of 10,000 scans had to be evaluated creating a results file with greater than 2 million cells that needed to be uploaded to the sponsor’s data base upon completion.

I am pleased to say that our team delivered to the challenge by beating the deadline by 20% with glowing reports from the client’s clinical and data management team on the quality and data integrity of the results calling it IMPRESSIVE. They were also very happy with the early delivery as well.

Equally important for us is the analysis of this study carried very good financial results as well.

Advance to Slide 19

The performance we were able to demonstrate in the completion of that challenging study would not have been possible without the utilization of our 3rd generation analysis system that was designed and developed internally.

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Shown here is a screen shot of a single slice of a multi slice CT procedure. While we don’t have time to fully review this application I wanted to highlight a few key features of the new system.

•	These images represent a patient’s scan at baseline (prior to therapy) and 4 weeks later – post therapy.
•	There are a couple of lesions identified that can be outlined quite efficiently with some of the semi automated techniques we have developed.
•	In the lower right you can see a wide range of measures that are calculated providing both 2 dimensional and 3 dimensional values
•	And then most importantly these results are fully integrated across our software systems efficiently and with high quality enabling the creation of a results file which is uploaded to the client’s database.

There are 2 very important takeaways to note…the first is the radiological assessment must characterize the progress of the particular patient and secondly the accumulation of the results in such a way that we can assemble the associated large data files for upload to the client. Both are critically important and this system provides significant improvements in each area.

Advance to Slide 20

So in summary with respect to our 2nd quarter and year to date results

•	We had a strong quarter financially

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•	We experienced a significant rebound in new study awards on a year to date basis
•	Had a prominent debut of our new 3rd generation reading system with the early and very high quality delivery of a large PIII Oncology Study
•	Overall we are demonstrating good progress in our recovery
•	But More work is needed

Advance to Slide 21

I would like to move the discussion to our 2013 business imperatives

Advance to Slide 22

While the imperatives look similar to those for 2012 there are some important additions and changes to the underlying plans. The imperatives are

•	Meeting our Financial Goals and Returning to Growth
•	Continuing our focus on New Study Awards and the PPD Alliance
•	And Expanding our Expertise and Capability

I will briefly review each imperative

Advance to Slide 23

The importance of meeting our financial goals goes without saying, especially in light of the reductions in revenue and corresponding financial performance we have experienced due to the drop off in bookings we experienced in 2012.

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First as it relates to revenue

•	Our 2013 plan is largely in place with the backlog and bookings we have achieved to date

•	2014 is building with aggressive sales efforts and the resulting success

•	I want to underscore again getting back to growth is our key focus

From a cost perspective we

•	We took action during the 2nd quarter to better align our cost structure to current project load. The resulting changes were difficult but necessary.

•	Will continue to assess this as we move forward

Overall

•	Management and the board understand financial performance is ultimately what really matters

Advance to Slide 24

The achievement of an increasing level of new study awards remains critically important to the company.

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Turnaround actions to date have been largely tactical focusing on

–	Sales process
–	Client satisfaction
–	Operational excellence/continuous improvement

For 2013 the focus will be more strategic in nature (on top of holding the process gains we have made to date). To include:

–	Greater penetration/focus on a select set of top tier accounts to move from a somewhat transactional to a more strategic relationship
–	And to pursue a revised marketing program to position us better in the PIII space

Advance to Slide 25

PPD remains a very important focus for the company. We need to build upon our recent successes which we attribute to:

–	High client satisfaction
–	Case studies highlighting tangible benefits through implementation of the integrated solution
–	Strong partnership with the PPD sales and operational teams
–	Implementation of the sales incentive plan for PPD sales representatives that was initiated in March of this year.

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For 2013, on top of holding the gains we have made, we will focus on

–	Further penetration of PPD’s strategic clients which is where they receive the greatest % of repeat business and offers us significant opportunities.

Advance to Slide 26

The last imperative is to expand our capabilities

While this topic has not been as prominently featured in the past it is not something foreign to us. In fact approximately 20% of the new study awards for 2013 include capabilities we did not have 2-3 years ago.

•	We plan to accelerate this via expansion of our

–	Therapeutic area expertise and experience
–	The pursuit of additional sales channels
–	And Investigation in adjacent markets where our core capabilities could provide incremental value

•	We intend to do this through the use of

–	Limited hiring and internal development
–	Potential alliances with academic organizations that bring specific expertise
–	As well as small opportunistic acquisitions

Advance to Slide 27

Now I would like to move the discussion from a focus on the clinical trials business to a review of our developing business in personalized medicine.

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Advance to Slide 28/29

The entry to this business begins with the:

•	Creation of the VirtualScopics’ Quantitative Imaging Center

•	Significant benefits include:

•	Patient stratification (Right Patient, Right Drug, Right Time)
•	Disease progression and monitoring
•	Therapy effectiveness

•	Into a market that today that is primarily qualitative, leading to assessments that can be subjective in nature

Advance to Slide 30

The market opportunity we are pursuing is one that can be characterized by providing:

•	An emphasis on controlling the increasing cost of healthcare
•	Utilizing products and services that assist in patient stratification and rapid determination of efficacy or futility for expensive therapies are critical
•	Securing what we believe to be significant financial returns for organizations like ours that deliver differentiated value.

We believe Quantitative medical imaging offers significant advancements towards these imperatives

Delivering The right treatment, for the right patient, at the right time.

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Advance to Slide 31

The benefits of quantitative imaging are very compelling:

•	Assessments are precise
•	Repeatable
•	Enable early diagnosis and drug mechanism of action confirmation

The same three benefits we provide every day to the clinical trial marketplace!

Yet, the majority of assessments done today are still qualitative

Providing what we believe to be a significant opportunity to expand the imaging market by demonstrating the benefits of quantitative imaging and showing stronger patient outcome correlation and better economics than alternate approaches

Advance to Slide 32

The economic model we feel is very compelling to all of the stake holders with:

•	Payers see reduced cost through individual patients being on the right therapy
•	Providers receive more accurate information, allowing better treatment decisions for their patients

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•	Patients get on the right therapy sooner, enabling improved quality of life and/or survival, with reduced lost time due to illness.
•	Society benefits by reduced direct and indirect costs associated with people being in the health care system for shorter periods of time and back to workplace productivity sooner.

Advance to Slide 33

At the heart of our proposed offering is what we are calling the Quantitative Imaging Center (QIC).

•	A centralized lab that receives medical images from global healthcare facilities and processes and delivers back quantitative assessments enabling improved patient outcomes at reduced cost. We believe this center to be the first of its kind in the market.

Advance to Slide 34

Our current focus centers on

•	510K Approval for DCE MRI blood flow measurement device
•	Revisions to the business model in light of delays in some of the key commercialization milestones resulting in the company not achieving the second Merck GHI investment
•	Leading to the need for a revised business plan

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Advance to Slide 35

With respect to our current outlook for Personalized Medicine

•	We still believe this can be a significant opportunity for the company
•	We will continue to provide updates during quarterly investor calls

I would now like to turn the podium over to Molly who will go through a financial review of the 2nd quarter, along with a historical summary of our performance, and lastly an update on our 2013 outlook.

HENDERSON:

Advance to Slide 36

Thanks Jeff.

Advance to Slide 37

My discussion today will center around our historical financial performance through 2012 followed by a review of our financial results for the second quarter ended June 30, 2013.

The chart on the left shows our annual revenues over the past 6 years. Prior to 2012, we experienced a steady increase in our revenues driven by the heightened demand of our services. As we have mentioned on the last several earnings calls, we began experiencing a slowdown in new project awards in 2012 which lasted for the better part of last year. As Jeff mentioned in his prepared remarks we have seen a rebound in 2013, but due to the weighted average project life of roughly 3 years, the slowdown impacted not only our end of year 2012 revenues but also our 2013 revenues. Which I will speak more about in a few minutes.

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The chart on the right highlights our gross profit over the past 6 years. In addition to the 2012 revenue slowdown, we also began experiencing heightened pricing pressure in 2010 as a result of the consolidating pharmaceutical industry which increased the pricing leverage of these large companies and thereby, increased the amount of discounts required in order to achieve, or maintain, select preferred provider status. We noted a stabilization of industry pricing in 2011 and 2012 and have not experienced significant pricing pressure throughout 2013. However, due to this and the softening of our revenues in 2012, we reported a decline in 2012 gross profit. There is a necessary level of fixed costs needed to service this industry, namely, maintaining a strict regulatory and compliance environment, operational resources to meet the quick turnaround times and development staff to stay innovative with changing methodologies and customer expectations, in addition to these are the costs associated with being a public company. Once our revenues exceed these fixed costs we are able to achieve strong economies of scale, more so, than we believe our competition can.

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Advance to Slide 38

The chart on the left shows the revenue concentration by phase of study. Over the past four years we have significantly changed the landscape of our business in that more of our revenues are coming from later phase clinical trials, meaning Phase II and Phase III trials, which represents greater than 70% of the overall clinical trial market for imaging services. Through 2007, we predominately served the early phase clinical trial market, meaning research, proof of concept studies and Phase I studies as we needed to demonstrate our capabilities to our customers and the market. In 2008, we began gaining the confidence of our customers who then rewarded us with larger, longer term Phase II studies. And in 2009, we received our first award of a Phase III study. That trend has continued through 2012 as the largest component of our revenues are now from Phase III studies which have significantly higher dollar values, are longer term and higher profile. We continue to believe that in order to show significant growth in the business we need to be an active player in the Phase III market. While the research and Phase I market better suits the strengths of our technology, that market is very fragmented, small in relation to the overall market and often highly variable due to large pharmaceutical companies willingness to invest in new novel concepts, as such, our strategy is to continue to develop our capabilities to support large Phase III studies and seek opportunities to provide a differentiated service to that market.

The graph on the right breaks down revenues by therapeutic area. Over the past four years the majority of our revenues were generated from Oncology projects followed by musculoskeletal and other therapeutic areas including neurology and cardiovascular. Oncology continues to represent the majority of the imaging in clinical trial market and therefore, we continue to believe it’s important to invest in enhancements in our software to support the increasing demands for reliability and timeliness from our customers.

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Our revenue composition resembles the market from a phase and therapeutic area perspective. Our capabilities have grown significantly over the years and we will continue to enhance our offerings so we can more broadly diversify and support the changing demands of the industry. An important focus of ours is to continue to diversify our product mix and customer base to protect against downward forces in any one area or customer.

Advance to Slide 39

Equally important, if not more, than revenue and margin, is cash. This slide shows the amount of cash used and generated, as in the case in 2009 through 2011, from operations over the past six years, which we define as Adjusted EBITDA. The several years of cash burn prior to 2009 were largely a result of the necessary investments needed to develop our capabilities, including the required regulatory environment, to capitalize on the broader imaging clinical trial market. Therefore, although these look like years of loss, they were essential in building the framework of the company we are today. Due to the shortfall in revenues in 2012, we have continued to actively monitor our expenses, and have taken actions this year to control costs to ensure we are adequately sized for the nature and level of business we anticipate.

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Advance to Slide 40

Turning to our second quarter 2013 results released earlier this morning. Our revenues increased 14% over the second quarter of 2012, driven primarily by the large Phase III expedited project. As Jeff mentioned, even with the compressed timeline and complexity of this project, we exceeded the customer’s expectation with the high quality and timeliness of our analysis. This was a solid endorsement of our ability to more broadly penetrate the Phase III Oncology market. Not only is it important to exceed the needs of our customers, but to do so profitably. Our gross margin in the second quarter was 48% as compared to 40% in the second quarter of 2012. Over the past year our development team has worked on enhancing the productivity of our Phase III Oncology tools, as demonstrated by the improvement in our gross margin, these tools were a strong force in not only meeting the condensed timeline but significantly improving our productivity and the quality of our customer deliverables.

Another area of focus has been within our sales and marketing department. We’ve added individuals and reorganized the team to allow the sales managers to spend more time with customers and less time managing the proposal process. We believe it’s these efforts that are in part the reason for the improvement in awards we’ve seen 2013.

Advance to Slide 41

Next is the quarterly view of the last six quarters of revenues on the left and gross profit on the right. As I mentioned, a single large Phase III project represented a significant portion of the second quarter 2013 revenues driving a near 50% increase in revenues over the first quarter of 2013. And the enhanced Phase III analysis and reporting tools, drove a solid gross profit increase of over 120% when compared to the first quarter of 2013. It’s enhancements like these that will better position us to be a formidable player in the Phase III market.

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Advance to Slide 42

This slide graphically depicts the last six quarters of Adjusted EBITDA. We reported a cash usage in both the fourth quarter of 2012 and first quarter of 2013 but showed a rebound in the second quarter due to the higher revenues and gross profit. The award notice and timing of the large Phase III analysis project occurred later than what was initially communicated to us thereby delaying our ability to better control costs during the start of 2013. As Jeff mentioned, we have since taken action to better align our resources with the nature and type of revenues we are anticipating for the remainder of this year.

Advance to Slide 43

Turning briefly to the balance sheet, our cash position remains strong at $7.1 million and represents nearly two-thirds of the assets of the company. This, coupled with having no debt, positions us well to invest wisely in both short and long term strategies while assessing our cost structure to ensure that it’s aligned with our latest booking and revenue forecast.

Advance to Slide 44

Turning briefly to 2013 awards, here is more detail on the nature of new project awards in 2013. 47% of new awards this year are from Oncology clinical trials, a combined 48% are within the device, musculoskeletal and metabolic disorder therapeutic areas which are the areas where our technology, algorithms and process are greater differentiators than others within the market. We are encouraged by the increasing level of activity in these areas. Separately, the majority of the 2013 Oncology awards are from Phase III Oncology studies that tend to use existing conventional methods this requires us to differentiate ourselves in other areas in order to more broadly penetrate this sizeable market. These differentiators come in the form of reliability, service and our demonstration of the ability to rapidly turnaround our image analysis results.

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Although we are encouraged by the increase in the amount of project awards in 2013, due to the nature and timing of these studies we are forecasting a softness in our full year 2013 revenues. As such, we estimate our full year 2013 revenues will range between $10.5 million and $11 million.

Advance to Slide 45

Lastly from a financial perspective, here is a summary of our capitalization and a list of our material stockholders as of April 30, 2013, our record date, based on their most recent form 4 filed with the SEC. We currently have approximately 29 million shares of common stock outstanding with another 5 million in preferred representing series A, B and C. We have several institutional funds that own approximately 800,000 to 1M shares and therefore, fall below the threshold for filing with the SEC and therefore, not specifically identified here. As a public company, it is important to continue to attract institutional investors into the stock in order to promote the daily trading volume as well as to ensure reputable and knowledgeable investors, both retail and institutional, are a part of the company.

Advance to Slide 46

During my tenure with the company, we have performed work for nearly 400 projects accumulating to over $100 million in total project value. While some may consider it successful to have booked this level of business it’s the nature of the work we do that has inspired me. It goes without saying that every employee feels the passion to provide our customers the critical information they need to improve the lives of those with disease and disability. And although it’s new project awards, revenues and profit that keep the company financially stable, it’s what we have done and what the company will continue to do each and every day that I believe provides the biggest benefit to all of us.

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I will now turn it over the Jeff for some closing comments.

MARKIN:

Thanks Molly.

Before we open the meeting for questions I want to review a few remaining topics.

Advance to Slide 47

The first of these topics is our stock price

Advance to Slide 48

•	We recognize the depressed value of our stock price vs. historic levels
•	We believe the primary remedy for this is enhanced business performance
–	While there is much more work to do we think we have begun to demonstrate this

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•	We are committed to proactively position the company to prospective investors in support of greater demand for our stock

Advance to Slide 49

The next topic is the path forward with our listing on NASDAQ

Advance to Slide 50

•	Concurrent with the passing of the change in our certificate of incorporation to allow the board to authorize a reverse stock split we will proceed with this
–	unless daily trading signals we can achieve compliance through natural means
•	This action anticipates incorporation of a 10 for 1 split
•	We are committed to maintain our listing on NASDAQ

Advance to Slide 51

The last item is an update on the recruitment of a new CFO

•	Initiating interviews with a short list of solid candidates
•	In the interim we have a solid plan to cover CFO responsibilities
•	Will get back to you shortly on our plan going forward

Advance to Slide 52

In Summary, we believe that within:

•	The Clinical Trial Business

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•	We had a good 2nd quarter from a financial perspective
•	Showed good progress towards a rebound from the depressed level of new study awards we experienced in 2012
•	Much more work required to position the business where it needs to be and we are committed to doing that
•	With respect to Personalized Medicine
•	We remain focused on achieving 510K approval for DCE MRI application
•	Currently revisiting the business plan given the delays and the miss of the second Merck GHI investment
•	We still believe this can be a significant opportunity for the company. Much work remains here as well.
•	From a Board/Management perspective
•	Board actively working with management on turnaround plans and structural changes from a governance perspective to facilitate sustainable performance
•	We recognize shareholder value has been impacted
•	Believe that a business turnaround is the primary precursor to increased value

Advance to Slide 53

We would now like to open up the floor for a short Q&A.

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Advance to Slide 54

Given that there are no more questions. As there are no more questions, I will now turn it back to Bob to report on the results of the voting.

Thanks Bob. As this is Molly’s last official meeting for the company I want to thank her for many contributions to the business and our employees during her 12 years with the company and we wish her the best as she relocates with her family to Europe.

Also, on behalf of the VirtualScopics’ Board of Directors and Employees we would like to thank you for being a shareholder of the company and thank you for joining us at today’s meeting. Have a great rest of day.

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